EXHIBIT 99.1

Dot VN’s Landing Page Receives over 33.8 Million Views after One Month of Operations

SAN DIEGO – August 25, 2009 – Dot VN, Inc., (http://www.DotVN.com) (OTCBB: DTVI), an Internet and Telecommunications Company and the exclusive provider of online global domain name registration and Parking Page Marketing/Advertising services for the Country of Vietnam, announced that its “.VN” landing page has received over 33.8 million views after one month of operations based on data reported for the page’s first month in existence. The webpage is currently averaging over 1,100,000 views per day.

The Company’s “.VN” domain registry monetization programs are generating immediate revenue and increasing in popularity as millions of Internet users seek out Vietnamese websites and businesses are specifically targeting the growing Vietnamese market through online advertising.

“Our ‘.VN’ landing page is incrementally increasing in traffic due to optimization,” said Thomas Johnson, CEO of Dot VN, Inc. “As the webpage continues to attract more visitors, it is generating more clicks for advertisers, which equals more revenue. We are very pleased with the initial deployment and commercialization of this landing page. The data results we have received, including daily hits and views, indicate that this is a very strong program and potentially a significant revenue generator for Dot VN for years to come.”

Domain registry monetization is the process whereby an Internet user who types in a domain name that does not exist is redirected to a landing page with sponsored results.  For instance, a domain name such as “anydomain.vn”, which is not currently registered, will resolve to a Dot VN landing page. Landing pages display premium and specific advertising targeting related searches (similar to parking pages), which results in highly relevant advertising being displayed in the right language with the right message for each nonexistent domain name.  These services are collectively referred to as the “Domain Registry Monetization Programs.”

Vietnam is the second fastest growing economy in the world, with a population of over 86 million people and a literacy rate over 90 percent.  The number of Internet users in Vietnam has grown exponentially.  In 2000, there were 430,000 Internet users.  In 2008, there were an estimated 20,834,000 Internet users, an increase of over 4,745 percent in just eight years.

About the Company:

Dot VN, Inc. (www.DotVN.com) provides Internet and Telecommunication services for Vietnam.  Vietnam Internet Network Information Center ("VNNIC") awarded the Company an "exclusive long term contract" to be the first registrar to market and register its country code Top Level Domain ("ccTLD") of .VN (Vietnam) and Parking Page Marketing/Advertising via the Internet.  Dot VN has established agreements with international ISPs (Internet service providers) along with over 100 top international domain resellers and over 90 Vietnamese domain resellers to commercialize .VN.  Also, the Company is currently developing initiatives to offer Internet Data Center services and Wireless applications.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

    Thomas M. Johnson, Chairman and CEO
    Dot VN, Inc.
    Phone: 858-571-2007 x14
    Email: Inquiries@DotVN.com
    Website: www.DotVN.com
    Register your .VN domains at:  www.VN

    Investor Relations:
    Investor Awareness, Inc.
    Tony Schor or Lindsay Kenoe, 847-945-2222
    Website: www.InvestorAwareness.com

    Media Contact:
    North Shore Public Relations, Inc.
    Renae Placinski, 847-945-4505
    Renae@NorthShorePR.com
    Website: www.NorthShorePR.com